EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129168) pertaining to the 2005 Performance Incentive Plan of NCI, Inc. of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of NCI, Inc., NCI, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NCI, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

McLean ,VA

March 7, 2007